Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders
Dunn Mining, Inc.

We hereby consent to the incorporation by reference, in this S-1 Registration Statement of Dunn Mining, Inc. of our report dated November 28, 2007, relating to the financial statements of Dunn Mining, Inc. (an exploration stage company) for the period from the date of inception (April 4, 2006) to August 31, 2007.

/s/ Madsen & Associates CPA’s, Inc.
August 29, 2008